Exhibit 99.1

FOR IMMEDIATE RELEASE

                         OMNICOM GROUP INC. CONSIDERING
                        $500 MILLION OF CONVERTIBLE DEBT

      New York, New York, February 1, 2001. Omnicom Group Inc. (NYSE: OMC) announced today that it is in discussions with investors regarding a $500 million institutional private placement of 30-year zero-coupon, zero-accretion convertible notes. Any such financing would be subject to market conditions and other factors.

      Omnicom is one of the world's leading marketing communications services companies. Omnicom's services include advertising, direct response and promotional marketing, public relations, strategic media planning and buying and internet and digital media development. Omnicom companies operate in over 100 countries around the world.

      This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The notes and the common shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.